Exhibit (a)(1)(E)

WEIGHT WATCHERS INTERNATIONAL, INC.

OFFER TO PURCHASE FOR CASH

UP TO $720,000,000 IN VALUE OF SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $83.00

NOR LESS THAN $72.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 22, 2012, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

February 23, 2012

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Weight Watchers International, Inc., a Virginia corporation (“Weight Watchers” or the “Company”), to act as Dealer Managers in connection with the Company’s offer to purchase for cash up to $720,000,000 in value of shares of its common stock, no par value per share (the “Shares”), at a purchase price of not greater than $83.00 nor less than $72.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated February 23, 2012 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together, as they may be supplemented or amended from time to time, constitute the “Offer”). Unless the context requires otherwise, all references to Shares shall refer to the shares of common stock, no par value per share, of Weight Watchers. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, Weight Watchers will determine a single per Share price, not greater than $83.00 nor less than $72.00 per Share, that it will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the number of Shares tendered and the prices specified by tendering shareholders. Weight Watchers will select the single lowest price (in multiples of $0.25) (the “Purchase Price”) within the price range for the Offer that will allow it to purchase $720,000,000 in value of Shares (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow it to purchase $720,000,000 in value of Shares). Weight Watchers will purchase all Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn upon the terms and subject to the conditions set forth in the Offer, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase.

Only Shares properly tendered and not properly withdrawn will be purchased. If the Offer is oversubscribed, tendered Shares will be purchased on a pro rata basis (including “odd lots”), with appropriate adjustments to avoid the purchase of fractional Shares. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the shareholders who tendered such Shares promptly after the Expiration Date.

On the terms and subject to the conditions of the Tender Offer, if more than $720,000,000 in value of Shares (or such greater value of Shares as the Company may elect to purchase, subject to applicable law and the terms of the Purchase Agreement) are properly tendered and not properly withdrawn, the Company will purchase Shares at the Purchase Price: first, Weight Watchers will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference); second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, Weight Watchers will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until Weight Watchers has acquired $720,000,000 in value of Shares; and third, only if necessary to permit Weight Watchers to purchase $720,000,000 in value of Shares (or such greater value of Shares as Weight Watchers may elect to purchase, subject to applicable law and the terms of the Purchase Agreement), Weight Watchers will purchase Shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Weight Watchers expressly reserves the right, in its sole discretion, to elect to purchase more than $720,000,000 in value of Shares in the Offer subject to applicable law and the terms of the Purchase Agreement with Artal Holdings Sp. z o.o., Succursale de Luxembourg. See Section 1 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated February 23, 2012;

2. The Letter of Transmittal (including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) for your use and for the information of your clients, together with the accompanying Substitute Form W-9;

3. The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if the procedure for book-entry transfer cannot be completed by the Expiration Date or if all other required documents cannot be delivered to the Depositary by the Expiration Date;

4. A printed form of letter which you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients’ instructions with regard to the Offer;

5. Letter to Shareholders, dated February 23, 2012; and

6. A return envelope addressed to Computershare Trust Services, N.A., as Depositary for the Offer.

Certain conditions of the Offer are described in Section 7 of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, March 22, 2012, unless the Offer is extended.

For Shares to be tendered properly pursuant to the Offer:

(a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or (in the case of book-entry transfer) an “Agent’s Message” (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary; or

(b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Weight Watchers will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary. Weight Watchers will, however, upon request, reimburse brokers, dealers and commercial banks for reasonable and necessary costs and expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Weight Watchers, the Information Agent or the Depositary for purposes of the Offer. Weight Watchers will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in the Offer to Purchase.

Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc., as Information Agent, 105 Madison Avenue, New York, New York 10016, call toll-free (800) 322-2885 or call collect (212) 929-5500.

Very truly yours,

Credit Suisse Securities (USA) LLC,

J.P. Morgan Securities LLC,

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc.

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF WEIGHT WATCHERS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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